EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces First Quarter Fiscal 2010 Operating Results

•	Comparative Store Sales increased 3.3%.
•	Total sales increased $64.7 million, or 7.8% versus last year.
•	Adjusted EBITDA improved 32.8% to $78.2 million from $58.9 million last year on a more comparable basis.
•	Debt, Net of Cash decreased $196.7 million, or 15.9%, to $1,042.8 million at May 1, 2010 versus the comparative period last year.

BURLINGTON, NEW JERSEY, June 17, 2010 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the first quarter ended May 1, 2010.

The Company experienced a 3.3% increase in comparative store sales during the first quarter ended May 1, 2010.  Net sales for the first quarter ended May 1, 2010 were $894.7 million compared with $830.0 million for the comparative period ended May 2, 2009, a 7.8% increase. Net income amounted to $5.2 million for the first quarter ended May 1, 2010 compared with a net loss of $36.9 million for the comparative period ended May 2, 2009.

Adjusted EBITDA for the three months ended May 1, 2010 increased 32.8% to $78.2 million from Adjusted EBITDA of $58.9 million for the three months ended May 2, 2009, as calculated on a more comparable basis with the current year.  Last year’s Adjusted EBITDA was impacted by a change in the cadence of our markdowns, as well as the re-definition of our fiscal quarters due to our fiscal year end change.  During the first quarter ended May 2, 2009, gross margin was negatively impacted by $35 million.  Conversely, during the second quarter last year, gross margin was positively impacted by this amount.  As a result, for the quarter ended May 2, 2009, on a more comparable basis, Adjusted EBITDA would have been $58.9 million, while, for the quarter ended August 1, 2009, Adjusted EBITDA would have been $2.5 million.

Tom Kingsbury, the Company’s Chief Executive Officer, stated, “We are extremely pleased with our 32.8% increase in Adjusted EBITDA on a comparable basis, which was driven by our 7.8% overall sales growth and, most importantly, our 3.3% comparative store sales increase. This is the strongest quarterly comparative store increase in quite some time and we believe it is the result of our commitment to our top three priorities: merchandise content, the store experience and receipt management.  I would like to thank our store and corporate team for contributing to this result.”

As previously reported, in order to conform to the predominant fiscal calendar used within the retail industry, we changed our fiscal year from a fiscal year comprised of the twelve consecutive fiscal months ending on the Saturday closest to May 31 to a fiscal year comprised of the twelve consecutive fiscal months ending on the Saturday closest to January 31.  As a result of this change and the seasonality of the Company’s business, the Company recast its prior quarterly interim financial information on the basis of the new fiscal year for comparative purposes.

First Quarter Fiscal 2010 Conference Call

The Company will hold a conference call for investors on Friday, June 18, 2010 at 10:00 a.m. Eastern Time to discuss the Company’s first quarter Fiscal 2010 operating results. To participate in the call, please dial 800-920-3351. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through June 19, 2010 at 12:00 p.m. eastern time. To access the replay, please dial 800-633-8284, then the access number, 21473926.

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. We currently serve our customers through our 448 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation, availability of desirable locations on suitable terms, and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Burlington Coat Factory Investments Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands)

	Three Months Ended May 1, 2010	Three Months Ended May 2, 2009
REVENUES:
Net Sales	$894,678	$830,043
Other Revenue	7,280	7,060
Total Revenue	901,958	837,103

COSTS AND EXPENSES:
Cost of Sales	552,353	554,211
Selling and Administrative Expenses	278,528	262,108
Restructuring and Separation Costs	963	5,023
Depreciation and Amortization	36,729	39,679
Interest Expense	27,365	20,918
Impairment Charges – Long-Lived Assets	185	9,386
Impairment Charges – Tradenames	-	15,250
Other (Income) Expense, Net	(2,966)	2,921
Total Costs and Expenses	893,157	909,496

Income (Loss) Before Income Tax Expense (Benefit)	8,801	(72,393)

Income Tax Expense (Benefit)	3,588	(35,477)

Net Income (Loss)	$5,213	$(36,916)

EBITDA, Adjusted EBITDA and Debt, Net of Cash

The following tables calculate the Company’s EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), Adjusted EBITDA and Debt, Net of Cash, all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA, as defined in the credit agreement governing our Term Loan, starts with consolidated net income (loss) for the period and adds back (i) depreciation, amortization, impairments and other non-cash charges that were deducted in arriving at consolidated net income (loss), (ii) the provision (benefit) for taxes, (iii) interest expense, (iv) advisory fees, and (v) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the administrative agent for such period.  Adjusted EBITDA is used to calculate the consolidated leverage ratio.  We present Adjusted EBITDA because we believe it is a useful supplemental measure in evaluating the performance of our business and provides greater transparency into our results of operations.

The Company believes that EBITDA, Adjusted EBITDA and Debt, Net of Cash provide investors helpful information with respect to our operations and financial condition. The Company has provided this additional information to assist the reader in understanding our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding senior notes, as well as various covenants related to our senior secured credit facilities which are material to our financial condition and financial statements.  Other companies in our industry may calculate Adjusted EBITDA differently such that our calculation may not be directly comparable.  The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA, Adjusted EBITDA and Debt, Net of Cash may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

Debt, Net of Cash is a non-GAAP financial measure of our financial position.  Debt, Net of Cash is defined as the difference between our total outstanding debt as of the balance sheet date, less our cash and cash equivalents as of the same balance sheet date.  Debt, Net of Cash provides management, including our chief operating decision maker, with helpful information with respect to our operations and financial position.  Debt, Net of Cash has limitations as an analytical tool, and should not be considered either in isolation or as a substitute for total debt or other data prepared in accordance with GAAP.  The primary limitation of Debt, Net of Cash as an analytical tool is that it does not take into consideration that we are not required to use the available cash on hand to pay down the debt.

EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

		Three Months Ended
	Actual	Recast
	May 1, 2010	May 2, 2009	August 1, 2009
Net Income (Loss)	$5,213	$(36,916)	$(12,520)
Interest Expense	27,365	20,918	16,766
Income Tax Expense (Benefit)	3,588	(35,477)	(15,856)
Depreciation and Amortization	36,729	39,679	37,666
EBITDA	$72,895	$(11,796)	$26,056

Impairment Charges – Long-Lived Assets	185	9,386	42
Impairment Charges – Tradenames	-	15,250	-
Interest Income	(85)	(84)	(55)
Non Cash Straight-Line Rent Expense (a)	1,905	1,256	1,004
Advisory Fees (b)	1,062	983	1,021
Stock Compensation Expense ( c)	233	3,006	1,237
Sox Compliance (d)	-	112	-
Amortization of Purchased Lease Rights (e)	210	252	228
Severance (f)	-	833	81
CEO Transaction Costs (g)	-	2,364	(217)
Franchise Taxes (h)	301	285	701
Insurance Reserve (i)	393	(1,518)	6,935
Advertising Expense Related to Barter (j)	406	398	144
Loss on Disposal of Fixed Assets (k)	212	200	339
Loss on Investments (l)	-	2,991	-
Change in Fiscal Year End Cost (m)	515	-	-
Adjusted EBITDA	$78,232	$23,918	$37,516

Debt, Net of Cash is calculated as follows (amounts in thousands):

	May 1, 2010	May 2, 2009
Debt	$1,279,933	$1,301,270
Cash	237,179	61,787
Debt, Net of Cash	$1,042,754	$1,239,483

During the 35 week transition period ended January 30, 2010, in accordance with the credit agreement governing the Term Loan and ABL Line of Credit, and with approval from the administrative agents for the Term Loan and ABL Line of Credit, we changed our methodology of calculating Adjusted EBITDA such that costs incurred in connection with our change in fiscal year end (quantified in note (m) to the foregoing table) are added back to consolidated net income (loss) when calculating Adjusted EBITDA.  This change has no impact on the Adjusted EBITDA amounts presented for prior periods.

(a) Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(b) Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.
(c) Represents expenses recorded under ASC Topic No. 718 “Stock Compensation” during the fiscal periods, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(d) As a voluntary non-accelerated filer, we furnished our initial management report on Internal Controls Over Financial Reporting in our Annual Report on Form 10-K for Fiscal 2008. These costs represent professional fees related to this compliance effort that were incurred during Fiscal 2008 and the first quarter of Fiscal 2009, as well as fees incurred as part of our ongoing internal controls compliance effort for Fiscal 2009, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(e) Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line items, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(f) Represents a severance charge resulting from a reduction of our workforce during the three months ended May 1, 2010 as part of our ongoing cost reduction initiative, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(g) Represents recruiting costs incurred in connection with the hiring of our new President and Chief Executive Officer on December 2, 2008, and other benefits payable to our former President and Chief Executive Officer pursuant to the separation agreement we entered into with him on February 16, 2009.  Both of these adjustments were approved by the administrative agents for the Term Loan and ABL Line of Credit.

(h) Represents franchise taxes paid based on our equity, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(i) Represents the non-cash change in reserves based on estimated general liability, workers compensation and health insurance claims as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(j) Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(k) Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(l) Represents the loss on our investment in the Reserve Primary Fund (Fund), related to a decline in the fair value of the underlying securities held by the Fund, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(m) Represents costs incurred in conjunction with changing our fiscal year end from the Saturday closest to May 31 to the Saturday closest to January 31 commencing with the transition period ended January 30, 2010.  This change was approved by the administrative agents for the Term Loan and ABL Line of Credit.